Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898 (To Prospectus and Prospectus Supplement, each dated December 20, 2023, and Product Supplement EQUITY SUN-1 dated July 26, 2024)
501,974 Units $10 principal amount per unit CUSIP No. 78016U408	Pricing Date Settlement Date Maturity Date	August 15, 2024 August 21, 2024 August 29, 2025

Market-Linked One Look Notes Linked to the iShares® Silver Trust
•	Maturity of approximately one year
•	If the Ending Value is greater than or equal to the Starting Value, a return of 24.36%
•	1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
•	All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
•	No periodic interest payments
•	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”
•	Limited secondary market liquidity, with no exchange listing
•	The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY SUN-1.

The initial estimated value of the notes as of the pricing date is $9.79 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_

	Per Unit	Total
Public offering price	$ 10.00	$5,019,740.00
Underwriting discount	$ 0.15	$75,296.10
Proceeds, before expenses, to RBC	$ 9.85	$4,944,443.90

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 15, 2024

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Summary

The Market-Linked One Look Notes Linked to the iShares® Silver Trust, due August 29, 2025 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the iShares® Silver Trust (the “Market Measure”), is equal to or greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate, which is the rate we pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the price at which you may be able to sell the notes in any secondary market. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Redemption Amount Determination
Issuer:	Royal Bank of Canada (“RBC”)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately one year
Market Measure:	iShares® Silver Trust (Bloomberg symbol: “SLV”)
Starting Value:	$25.86
Ending Value:	The Closing Market Price of the Market Measure times the Price Multiplier on the Calculation Day. The scheduled Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of product supplement EQUITY SUN-1.
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure described beginning on page PS-29 of product supplement EQUITY SUN-1.
Calculation Day:	August 22, 2025
Step Up Payment:	$2.436 per unit, which represents a return of 24.36% over the principal amount
Threshold Value:	$25.86 (100% of the Starting Value)
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Market-Linked One Look Notes	TS-2

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY SUN-1 dated July 26, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324010827/dp215305_424b5-equitysun1.htm

▪	Series J MTN prospectus supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

▪	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “Royal Bank of Canada,” the “Bank,” “we,” “us,” “our” or similar references mean only RBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Ending Value of the Market Measure will be greater than or equal to the Starting Value.

▪	You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to the Ending Value.

▪	You accept that the maximum return on the notes is limited to the Step Up Payment.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Market Measure will decrease from the Starting Value to the Ending Value or that it will increase by more than the return represented by the Step Up Payment.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
Market-Linked One Look Notes	TS-3

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Hypothetical Payout Profile and Examples of Payments at Maturity

Market-Linked One Look Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value and the Step Up Payment of $2.436 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100.00, the Step Up Payment of $2.436 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
94.00	-6.00%	$9.400	-6.00%
97.00	-3.00%	$9.700	-3.00%
100.00(2)	0.00%	$12.436(1)	24.36%
103.00	3.00%	$12.436	24.36%
105.00	5.00%	$12.436	24.36%
110.00	10.00%	$12.436	24.36%
120.00	20.00%	$12.436	24.36%
124.36	24.36%	$12.436	24.36%
150.00	50.00%	$12.436	24.36%
200.00	100.00%	$12.436	24.36%

1)	This amount represents the sum of the principal amount and the Step Up Payment of $2.436 per unit. Your investment return is limited to the return represented by the Step Up Payment.

2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Market Measure.

Market-Linked One Look Notes	TS-4

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Hypothetical Payments at Maturity

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 110.00
$10.00 + $2.436 = $12.436 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value.

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 130.00
$10.00 + $2.436 = $12.436 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value.
In this example, even though the Ending Value is significantly greater than the Starting Value, your return on the notes will be limited to the return represented by the Step Up Payment.
Market-Linked One Look Notes	TS-5

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY SUN-1, page S-2 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in shares of the Market Measure or the commodity held by the Market Measure.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on dividends, interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Market Measure or the commodity held by the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of shares of the Market Measure or any rights with respect to the commodity held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the Market Measure.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the Market Measure, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Market Measure.

▪	The performance of the Market Measure may not correlate with the performance of the commodity held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the price of the commodity may be adversely affected, sometimes materially.

Market-Linked One Look Notes	TS-6

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025
▪	If the liquidity of the commodity held by the Market Measure is limited, the value of the Market Measure and, therefore, the return on the notes would likely be impaired.

▪	Suspension or disruptions of market trading in the commodity held by the Market Measure may adversely affect the value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY SUN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. Moreover, the notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The Market Measure holds a single commodity and not diverse basket of commodities or components of a broad-based commodity index. The Market Measure’s assets may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Silver prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Market Measure.

The investment objective of the Market Measure is to reflect the performance of the price of silver, less the Market Measure’s expenses. The price of silver is primarily affected by the global demand for and supply of silver. The market for silver is global, and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is usually quoted), interest rates, silver borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Silver prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver. Additionally, silver prices may be affected by levels of silver production, production costs and short-term changes in supply and demand due to trading activities in the silver market. From time to time, above-ground inventories of silver may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of silver has recently been, and may continue to be, extremely volatile. Consequently, the performance of the Market Measure and the return on the notes could be adversely affected.

The value of the Market Measure may not fully replicate the price of silver.

The performance of the Market Measure may not fully replicate the price of silver due to the fees and expenses charged by the Market Measure, restrictions on access to silver or other circumstances. The Market Measure does not generate any income and as the Market Measure regularly sells silver to pay for its ongoing expenses, the amount of silver represented by the Market Measure has gradually declined over time. The Market Measure sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the Market Measure rises or falls in response to changes in the price of silver. The sale of the Market Measure’s silver to pay expenses at a time of low silver prices could adversely affect the value of the Market Measure. Additionally, there is a risk that part or all of the Market Measure’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks relating to commodities trading on the London Bullion Market Association.

The value of the Market Measure is closely related to the price of silver. Silver is traded on the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver prices as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Market-Linked One Look Notes	TS-7

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

The Market Measure

All information contained in this term sheet regarding the iShares® Silver Trust (the “SLV”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), the sponsor of the SLV, an indirect subsidiary of BlackRock, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch, is the custodian of the SLV. The consequences of any discontinuance of the SLV are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY SUN-1. None of us, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance or publication of the SLV or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the SLV in connection with the offer and sale of the notes. The SLV is an investment trust that trades on the NYSE Arca, Inc. under the ticker symbol “SLV.”

The SLV seeks to reflect generally the performance of the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues blocks of shares in exchange for deposits of silver and distributes silver in connection with the redemption of blocks of shares. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the SLV not assumed by iShares Delaware.

Information provided to or filed with the SEC by the SLV pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at https://www.sec.gov. The SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The SLV is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Market-Linked One Look Notes	TS-8

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

The following graph shows the daily historical performance of the SLV on its primary exchange in the period from January 1, 2014 through August 15, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 15, 2024, the Closing Market Price of the SLV was $25.86. The graph below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the SLV

This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the notes may be. Any historical upward or downward trend in the price per share of the SLV during any period set forth above is not an indication that the price per share of the SLV is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the SLV.

Market-Linked One Look Notes	TS-9

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Market-Linked One Look Notes	TS-10

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Structuring the Notes

The notes are our debt securities. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under market-linked notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity, which we refer to as our internal funding rate. The lower internal funding rate, along with the fees and charges associated with market-linked notes, reduce the economic terms of the notes to you and result in the initial estimated value of the notes on the pricing date being less than their public offering price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-21 of product supplement EQUITY SUN-1.

Market-Linked One Look Notes	TS-11

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the accompanying product supplement.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Market Measure. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the notes as prepaid financial contracts is respected, purchasing a note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the notes.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market-Linked One Look Notes	TS-12

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Supplemental Benefit Plan Investor Considerations

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

See “Benefit Plan Investor Considerations” in the accompanying prospectus.

Market-Linked One Look Notes	TS-13

Market-Linked One Look Notes
Linked to the iShares® Silver Trust, due August 29, 2025

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this term sheet have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

Terms Incorporated in the Master Note

All terms of the notes included in this term sheet and the relevant terms included in the section entitled “Description of the Notes” in product supplement EQUITY SUN-1, as modified by this term sheet, if applicable, are incorporated into the master note.

Market-Linked One Look Notes	TS-14